Exhibit 99.1

Virtu Financial Completes Incremental Senior Secured First Lien Term Loan and Redemption of Senior Secured Notes

NEW YORK, Oct. 09, 2019 (GLOBE NEWSWIRE) -- Virtu Financial, Inc. (NASDAQ:VIRT) (the “Company”), a leading provider of financial services and products that leverages cutting edge technology to deliver liquidity to the global markets and provide execution services and data, analytics and connectivity products, today announced that its subsidiaries closed their previously announced incremental $525 million senior secured first lien term loan (the “Term Loan”).

The Term Loan bears interest at the same rate as our existing term loan, currently LIBOR plus 350 basis points, and will mature on March 1, 2026, the same date as our existing term loan. The Company has also entered into a five-year $525 million floating to fixed interest rate swap agreement that effectively fixes our interest payment obligations on the Term Loan at 4.8% through September 2024.

The proceeds of the Term Loan, together with cash on hand, were used to redeem the 6.75% senior secured second lien notes due 2022 (the “Existing Notes”) of VFH Parent LLC and Orchestra Co-Issuer, Inc. (together, the “Issuers”) at 103.375% of the principal amount of the Existing Notes, as well as accrued and unpaid interest to (but not including) the redemption date.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements are subject to numerous uncertainties and factors relating to the Company’s operations and business environment. Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.

About Virtu Financial, Inc.:

Virtu is a leading provider of financial services and products that leverages cutting-edge technology to deliver liquidity to the global markets and innovative, transparent trading solutions to its clients. Leveraging its global market making expertise and infrastructure, Virtu provides a robust product suite including offerings in execution, liquidity sourcing, analytics and broker-neutral, multi-dealer platforms in workflow technology.  Virtu’s product offerings allow clients to trade on hundreds of venues across 50+ countries and in multiple asset classes, including global equities, ETFs, foreign exchange, futures, fixed income and myriad other commodities.  In addition, Virtu’s integrated, multi-asset analytics platform provides a range of pre and post-trade services, data products and compliance tools that clients rely upon to invest, trade and manage risk across global markets.

Contact:

Investor Relations and Media Contact:
Andrew Smith
Virtu Financial, Inc.
(212) 418-0195
investor_relations@virtu.com
media@virtu.com